SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C. 20549

                           ____________


                             FORM 8-K
                          CURRENT REPORT

              Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934



    Date of Report (Date of earliest event reported) August 1, 1996 (August 1, 1996)



                        GLOBAL MARINE INC.

__________________________________________________________________
        (Exact name or registrant as specified in charter)



       Delaware             1-5471              95-1849298
____________________    _____________      __________________
(State or other           (Commission          (IRS employer
jurisdiction of           file number      identification no.)
incorporation)



 777 N. Eldridge Road, Houston, Texas             77079
_____________________________________       __________________
(Address of principal executive offices)       (Zip Code)




    Registrant's telephone number, including area code (713) 596-5100



Item 5.  OTHER EVENTS.

On August 1, 1996, the Registrant announced that its wholly-owned contract drilling subsidiary, Global Marine Drilling Company, has received a five-year, $260 million commitment from a major oil company to drill in water depths to 7,500 feet. To fulfill this commitment, the Company has entered into a 30-year lease with the US Navy for use of the Glomar Explorer, a dynamically-positioned ship that was designed and operated by the Company for the US government. The Company will convert the Explorer into a deep-water drillship at a cost of approximately $160 million and intends to finance this investment primarily with internally generated funds.

The Company supervised construction of the Glomar Explorer and operated it from 1973 to 1975 under contract to the US government. From 1978 to 1980, the Company operated the ship in a deep-ocean mining test in water depths to 17,000 feet. The Explorer, which is 619 feet long and 116 feet wide, is owned by the US Navy and is currently part of the Naval Reserve Fleet. The Company expects to take delivery of the ship in the third quarter of 1996 and have it ready to commence drilling in the US Gulf of Mexico during the first quarter of 1998.

Initially, the Explorer will be one of just four rigs capable of drilling in 7,500 feet of water. Larger than any drillship currently in operation, the Glomar Explorer can be equipped to operate in excess of 10,000 feet of water, which is at least 2,000 feet beyond the maximum water depth capability of any existing drilling rig.

As used herein, the term "Registrant" refers to Global Marine Inc., and the term "Company" refers to the Registrant and, unless the context otherwise requires, to the Registrant's consolidated subsidiaries.


ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND
EXHIBITS.

(c)  EXHIBITS.

     10.1 Bareboat Charter Agreement, dated July 2, 1996, between the United States of America and Global Marine Capital
          Investments Inc.


                            SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              GLOBAL MARINE INC.


Date: August 1, 1996          By:     s/Jerry C. Martin
                                      Jerry C. Martin
                                      Senior Vice President
                                      and Chief Financial Officer